Exhibit 99.1

Press Release www.shire.com

Director/PDMR Shareholding

August 10, 2016 – Shire plc (LSE: SHP, NASDAQ: SHPG)

Notification of transactions by person discharging managerial responsibilities

1.	Details of the person discharging managerial responsibilities (“PDMR”) / person closely associated them (“PCA”)
a)	Name	Perry Sternberg
2.	Reason for the notification
a)	Position / status	Head of US Commercial - PDMR
b)	Initial notification / amendment	Initial notification
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction	Exercise of Stock Appreciation Rights (“SARs”) in respect of notional ADSs awarded under the Shire Portfolio Share Plan and consequent receipt of ADSs. (Details of related disposal of ADSs are referenced in section 5. below.)
c)	Price(s) and volume(s)	Exercise price(s)	Volume(s) SARs exercised	Volume(s) ADSs received
		$119.2700	1,778	712
		$168.5400	741	114
d)	Aggregated information - Aggregated volume - Price	Weighted average exercise price	Volume SARs exercised	Volume ADSs received
		$133.7635	2,519	826
e)	Date of the transaction	August 9, 2016
f)	Place of the transaction	N/A

5.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction

Disposal of ADSs

(Disposal marked with * is in relation to the exercise of SARs referenced in section 4. above. Part of the proceeds of this disposal were used to satisfy personal tax liabilities arising from the exercise of the SARs.)

c)	Price(s) and volume(s)	Price(s)	Volume(s)
		$199.2100	86
		$199.0102	404
		$198.7140	826*
d)	Aggregated information - Aggregated volume - Price	Weighted average price	Volume
		$198.8373	1,316
e)	Date of the transaction	August 9, 2016
f)	Place of the transaction	NASDAQ Global Select Market

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries across core therapeutic areas including Hematology, Immunology, Neuroscience, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; a growing franchise in Oncology; and an emerging, innovative pipeline in Ophthalmics.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com